Exhibit 4.1

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 9, 2010, is between Group 1 Automotive, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., a national association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of March 22, 2010 (the ‘‘Indenture”), pursuant to which the Company issued $115 million in aggregate principal amount of 3.00% Convertible Senior Notes due 2020 (the ‘‘Notes”), all of which are currently outstanding;

WHEREAS, Section 9.01(i) of the Indenture provides that the Company and the Trustee may amend the Indenture without notice to or consent of any Holder of the Notes to conform the provisions of the Indenture to the “Description of notes” section of the Offering Memorandum;

WHEREAS, Section 12.01(a) of the Indenture does not conform to the Offering Memorandum due to the failure of such Section to refer to “September 15, 2019” as the date on or after which and prior to the close of business on the second Scheduled Trading Day immediately preceding the Stated Maturity that each Holder has the right, at such Holder’s option, to convert all or any portion of the Notes irrespective of the conditions described in clauses (i), (ii) or (iii) of Section 12.01(a) of the Indenture, a fact made clear by the section of the Offering Memorandum captioned “Description of notes — Conversion rights — Conversion on or after September 15, 2019,” an excerpt from which Offering Memorandum is attached to this Supplemental Indenture as Exhibit A for ready reference; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and comparable constituent documents of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the above premises, the Company and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE I

Section 1.01.  This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02.  This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company and the Trustee.

ARTICLE II

Section 2.01.  Section 12.01(a) of the Indenture is hereby amended by substituting “September 15, 2019” for “September 19, 2019” in the first sentence of Section 12.01(a).

ARTICLE III

Section 3.01.  Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.

Section 3.04.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ John C. Rickel
Name:     John C. Rickel

Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Patrick Giordano
Name:     Patrick Giordano

Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

Conversions on or after September 15, 2019

On or after September 15, 2019, a holder may convert any of its notes at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “— Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period.

“Daily settlement amount,” for each of the 25 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $40 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $40, a number of shares of our common stock equal to (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP for such day.

“Daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GPI.N <equity> AQR” (or its equivalent successor if such page is not

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